UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 16, 2020

GTT COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35965	20-2096338
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7900 Tysons One Place

Suite 1450

McLean, Virginia 22102

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 442-5500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $.0001 per share	GTT	New York Stock Exchange
Series A Junior Participating Cumulative Preferred Stock Purchase Rights

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 16, 2020, GTT Communications, Inc., a Delaware corporation (the “Company”), entered into a Sale and Purchase Agreement (the “Purchase Agreement”) by and among: (1) the Company; (2) its subsidiaries Global Telecom and Technology Holdings Ireland Limited (“GTT Holdings Ireland”), Hibernia NGS Limited (“NGS Limited”) and GTT Holdings Limited (together, with the Company, GTT Holdings Ireland and NGS Limited, the “Sellers”); and (3) Cube Telecom Bidco Limited, a company controlled by funds managed and/or advised by I Squared Capital Advisors (US) LLC (the “Buyer”), pursuant to which the Buyer agreed to acquire from the Sellers the Company’s business of providing Pan-European, North American, sub-sea and trans-Atlantic fiber network and data center infrastructure services to customers (the “Infrastructure Business”).

Transaction Overview

Historically, the Company’s subsidiaries have been organized based on a geographic or purpose-specific basis, and the assets and liabilities that comprise the Infrastructure Business have been intermingled with assets and liabilities of the Company’s other businesses. In anticipation of the transactions contemplated by the Purchase Agreement (the “Transaction”), the Company has engaged on a project to realign its subsidiaries in order to separate the assets and liabilities to be transferred as part of the Infrastructure Business into subsidiaries separate from the Company’s subsidiaries that will hold the assets to be retained by the Company (the “Reorganization”). Subject to satisfaction of the terms and conditions of the Purchase Agreement, the Reorganization is expected to be substantially completed prior to the closing of the Transaction, and the Transaction is structured as the acquisition by the Buyer of those subsidiaries of the Company holding the assets and liabilities of the Infrastructure Business after the completion of the Reorganization.

The Transaction

Purchase Price. Upon the terms and conditions set forth in the Purchase Agreement, the Company has agreed to sell the Infrastructure Business to the Buyer for an aggregate base cash purchase price of $2.02 billion (the “Base Purchase Price”) and a potential additional payment of up to $130.0 million (the “Earnout”). The Base Purchase Price is subject to an estimated adjustment at the closing and a final adjustment after the closing, in each case for:

•	cash,

•	indebtedness,

•	working capital, and

•	net income before interest, income taxes, depreciation and amortization (as calculated in accordance with the Purchase Agreement, “EBITDA”), subject to certain adjustments and limitations, if below a certain threshold for the first six months of calendar year 2021 (which would be taken into account as part of the post-closing adjustment if the closing occurs prior to July 1, 2021), all with respect to the Infrastructure Business as more fully set forth in the Purchase Agreement. The Earnout, if any, will be based on the achievement of EBITDA targets for the “near-net” business of the Infrastructure Business (as described in the Purchase Agreement) over the five year period following the closing under the Purchase Agreement, and performance payments, if any, resulting from the Earnout will be more heavily weighted for performance in the later years of the Earnout period.

Payment of the Purchase Price. Under the Purchase Agreement, at the closing the Buyer will pay the Base Purchase Price to the Company, as adjusted, less a $75.0 million holdback (the “Holdback”) to serve as a source of recovery for (1) any payment to the Buyer of post-closing purchase price adjustments or (2) payments to which the Buyer may become entitled under the Purchase Agreement or a Master Services Agreement to be entered into between the Company and the Buyer at the closing under the Purchase Agreement (the “Master Services Agreement”). The Company expects to apply the closing payment received by it to pay off outstanding indebtedness of the Sellers and to pay any transaction-related expenses of the Sellers remaining unpaid as of the closing. The Holdback will be in place for a period of five years, with $37.5 million being released once the final adjustment of the purchase price has been determined (unless, and to the extent, any outstanding claims by the Buyer then exceed $37.5 million) and the remainder being released at the end of such five year period; provided the Holdback is subject to earlier release to the Company if the Company exceeds certain payment thresholds under the Master Services Agreement or the Company achieves certain financial metrics based upon its debt-to-EBITDA leverage ratio, in each case subject to retention of any amounts that are subject to claims by Buyer against the Holdback at the applicable Holdback release date, which shall be retained in the Holdback until such claims are settled.

Representations and Warranties. The Sellers, jointly and severally, have made certain limited representations and warranties to the Buyer in the Purchase Agreement with respect to the Sellers’ organization and standing, authority to enter into the Transaction, valid and binding nature of the Purchase Agreement and other transaction documents to which one or more of the Sellers will become parties, and title to the equity interests of the Company subsidiaries being transferred to the Buyer as part of the Transaction (collectively, the “Title Warranties”). In addition, the Company has made customary representations and warranties to the Buyer in the Purchase Agreement related to the Sellers, their assets, liabilities, business and operations, as well as certain other matters (collectively, the “Business Warranties”). The Buyer has also made certain limited representations and warranties to the Sellers in the Purchase Agreement.

The Buyers’ recourse against the Sellers for any breaches of the Business Warranties is limited to one euro (€ 1) in the aggregate, subject to customary exceptions for fraud. The Buyer will be entitled to indemnification from the Sellers with respect to any breach of the Title Warranties, as described below.

Covenants. The Purchase Agreement contains several covenants of the parties related to the Transaction, the Reorganization and the transactions contemplated by the Purchase Agreement and the Reorganization, including, among others, and subject to certain exceptions:

•	for the Sellers to carry on their business, to the extent related to the Infrastructure Business, in the ordinary course, and to not take certain specified actions without the prior consent of the Buyer, in each case during the period between the execution of the Purchase Agreement and the closing under the Purchase Agreement;

•	for the Sellers to use their reasonable efforts to cause the Reorganization to be completed prior to the closing under the Purchase Agreement;

•	for each of the parties to use its best efforts to satisfy the conditions to the closing under the Purchase Agreement with respect to compliance with competition laws and regulatory approvals;

•	for the Company to procure from its lenders, subject to certain exceptions, all consents, if any, necessary to consummate the Reorganization and the Transaction and to release, from and after the closing under the Purchase Agreement, the liens of such lenders on the assets held by the subsidiaries of the Company to be transferred to the Buyer at the closing under the Purchase Agreement;

•	for the Company to provide periodic updates and certain notices to the Buyer with respect to the Company’s business, breaches of the Sellers’ representations, warranties, covenants and agreements and certain other matters, in each case during the period between the execution of the Purchase Agreement and the closing under the Purchase Agreement; and

•	for each of the Sellers and the Buyer to provide to the other access to certain of its books and records and officers and employees.

Conditions to Closing. The closing under the Purchase Agreement is subject to the satisfaction or waiver of various conditions. In addition to conditions related to the delivery of common closing documents, these conditions include, among others:

•	delivery by the Company to the Buyer of its audited financial statements for the fiscal year ended December 31, 2020, which must (1) be accompanied by an audit opinion from the Company’s independent public accountant, (2) show the Infrastructure Business as “discontinued operations” in accordance with generally accepted accounting principles, and (3) have been made available to the Buyer (the “Financial Statements Condition”);

•	the approval or waiver of any prohibition, whether by notice, the passage of time, the expiration of objection periods or otherwise, of the Transaction under the competition laws in certain jurisdictions;

•	the approval or waiver of any prohibition, whether by notice, the passage of time, the expiration of objection periods or otherwise, of the Transaction under the regulatory laws in certain jurisdictions;

•	the substantial completion of the Reorganization;

•	delivery by the Company of all consents, if any, required to be obtained from (a) lenders under that certain Credit Agreement, dated as of May 31, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”) by and among the Company and GTT Communications B.V., as borrowers, KeyBank National Association, as administrative agent and letter of credit issuer, and the lenders and other financial institutions party thereto from time to time, (b) holders of the Company’s outstanding 7.875% Senior Notes due 2024 or replacements or refinancings thereof (the “Notes”) issued under that certain Indenture, dated as of December 22, 2016 (as amended, supplemented, otherwise modified, replaced, or refinanced, the “Indenture”), by and between the Company, as successor by merger to GTT Escrow Corporation, and Wilmington Trust, National Association, as Trustee (the “Trustee”), and (c) certain other lenders, that may be necessary for consummation of the Reorganization and the Transaction;

•	delivery by the Company of evidence of the release of certain liens and encumbrances on the assets held by the subsidiaries of the Company to be transferred to the Buyer at the closing under the Purchase Agreement; and

•	either (1) delivery by the Company of evidence that (a) certain insurance policies of the Sellers with respect to certain potential tax liabilities in Germany have been assigned to the Buyer or (b) a replacement insurance policy in Buyer’s name with respect to such potential tax liabilities has been obtained by the Sellers or by the Buyer (at the Sellers’ expense) or (2) the Sellers elect for the Buyer to withhold an amount equal to 90 million euros from the Base Purchase Price to serve as addition security to the Buyer for its indemnification rights with respect to such potential tax liabilities. Any amount so withheld by the Buyer would be released to the Sellers at the earlier of six months after the resolution of all such potential tax liabilities or the expiration of the staute of limitations with respect to such potential tax liabilities, in each case less any amounts to which the Buyer becomes entitled as a result of its indemnification rights with respect to such potential tax liabilities.

Termination Rights. The Purchase Agreement may be terminated by the mutual agreement of the Company and the Buyer at any time, and, unless mutually agreed to the contrary by the Sellers and the Buyer, the Purchase Agreement will automatically terminate on October 16, 2021 if the closing conditions have not been satisfied prior to such date; provided that the Buyer may extend the termination date until not later than December 16, 2021 if all conditions have been satisfied other than the Financial Statements Condition. In addition, each of the Sellers, on the one hand, and the Buyer, on the other hand, has a termination right that arises if the other parties fail to satisfy certain of the conditions to the closing under the Purchase Agreement and such failure is not cured within five business days.

The Purchase Agreement provides several additional termination rights in favor of the Buyer that can be exercised prior to the scheduled closing under the Purchase Agreement, subject to certain procedural requirements and limitations, including the following, among others:

•	if there exists any state of facts, circumstance, development, change or effect that, individually or in the aggregate, is having, or would reasonably be expected to have, a materially adverse effect on the operations, results of operations or, financial condition of the Infrastructure Business, taken as a whole;

•	if the Company fails to obtain, on or before 6:00 p.m. (New York time) on October 28, 2020, the agreement of (a) lenders holding at least a majority of the outstanding loans and revolving commitments under the Credit Agreement to amend or waive certain provisions of the Credit Agreement with respect to the failure of the Company to provide its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020 (the “Late SEC Report”) on a timely basis or forbear from exercising remedies with respect thereto and (b) beneficial owners of at least a majority of the outstanding aggregate principal amount of the Notes, to amend or waive certain provisions of the Indenture with respect to the failure of the Company to provide the Late SEC Report on a timely basis or forbear from exercising remedies with respect thereto or, in each case, once such an amendment, waiver or forbearance is obtained, if the Company fails to provide the Late SEC Report within a specified period before the same is required to be delivered under the terms of such amendment, waiver or forbearance or, if applicable, any extension thereof;

•	if all consents, if any, required to be obtained from lenders under the Credit Agreement, holders of the Notes and certain other lenders that may be necessary for consummation of the Reorganization or the Transaction have not been obtained by December 31, 2020;

•	if an insolvency event occurs with respect to any Seller, or any subsidiary of any Seller, or if certain actions are taken in contemplation of an insolvency event regarding any Seller or any subsidiary of any Seller;

•	if the Company fails to comply with the financial covenant related to a its maximum permitted net secured debt leverage ratio set forth in Section 7.07(a) of the Credit Agreement (or the financial covenants in a successor or replacement agreement relating to Company debt), when the Company is required to comply with such financial covenant;

•	if a court of competent jurisdiction has issued a judgment to enjoin, prohibit or restrict the consummation of the closing under the Purchase Agreement and such judgment has not been vacated or reversed within 30 business days;

•	if any Seller is or becomes prohibited by law from performing its obligations under the Purchase Agreement (including its obligations at the closing under the Purchase Agreement);

•	if the Company fails to timely achieve certain milestones related to the Reorganization;

•	if the Company fails to deliver, on or before January 31, 2021, an updated vendor due diligence report prepared by KPMG in respect of the Infrastructure Business and the subsidiaries to be conveyed to the Buyer with respect to 2019, or if such updated report deviates in certain respects from the original vendor due diligence report delivered by KPMG;

•	if any Seller makes a deliberate and intentional default in performing or observing any of its material obligations under the Purchase Agreement; or

•	if an event of default occurs under the terms of the Credit Agreement, the Indenture or certain other indebtedness, unless the applicable requisite lenders or holders of Notes have agreed to waive or have agreed to forbear from exercising remedies in respect thereof within five business days after any Seller receives a notice of such event of default.

Indemnification. Both the Sellers and the Buyer has agreed, following the closing, to indemnify the other for losses arising from certain breaches of the Purchase Agreement and for certain other liabilities, subject to certain limitations.

Other Terms of the Transaction

Ancillary Agreements. Simultaneous with the closing of the Transaction, the parties will enter into certain ancillary agreements including, among others:

•	a Transition Services Agreement pursuant to which the Sellers will provide to the Buyer, for up to two years, customary transition services that are currently provided by Seller to the Infrastructure Business; provided that the obligation to provide services in support of certain customer contracts will extend until such contracts terminate or are renewed;

•	a Transition Services Agreement pursuant to which the Buyer will provide to the Sellers, for up to two years, customary transition services that are currently provided by Seller to the Infrastructure Business; provided that the obligation to provide services in support of certain customer contracts will extend until such contracts terminate or are renewed;

•	a Master Services Agreement pursuant to which the Sellers will provide to the Buyer network services to customers of the Infrastructure Business for a period of up to five years following the closing of the Transaction, subject to annual renewals thereafter; and

•	the Master Services Agreement, pursuant to which the Buyer will provide to the Sellers network services to customers of the Company’s retained business for a period of up to five years following the closing of the Transaction, subject to annual renewals thereafter. The Sellers will commit to purchase at least $23.1 million of services during the first year of the Master Services Agreement and at least $15 million of services in each subsequent year during the initial term of the Master Services Agreement, and an aggregate of at least $100 million of services over the initial term of the Master Services Agreement, subject to certain exceptions.

Governing Law. The Purchase Agreement, and any dispute or claim arising out of or in connection with the Purchase Agreement or its subject matter, is governed by, and will be construed in accordance with, the law of England and Wales.

Anticipated Closing Date. The Transaction is expected to close during the first half of calendar year 2021.

Cautionary Statement

The foregoing description of the Purchase Agreement, related documents and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties to the Purchase Agreement or the businesses of such parties. The representations and warranties and covenants and agreements contained in the Purchase Agreement (1) were made by the parties only for purposes of the Purchase Agreement, (2) were made solely for the benefit of the parties to the Purchase Agreement, (3) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement (such disclosures include information that has been included in public disclosures, as well as additional non-public information), (4) may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts and (5) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding the Company, the other Sellers or the Buyer or their respective businesses. Investors are not third party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties, covenants or agreements in the Purchase Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the other Sellers, the Buyer or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, agreements and other terms of the Purchase Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties, covenants and agreements in the Purchase Agreement may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01	Regulation FD Disclosure.

On October 16, 2020, the Company issued a press release announcing the Transaction. A copy of such press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

As previously disclosed, the filing of the Late SEC Report has been delayed. As described in more detail in the Company’s Current Report on Form 8-K filed on September 15, 2020 (the “September Form 8-K”), the failure of the Company to file the Late SEC Report on or before November 1, 2020 would constitute an event of default under the Indenture. If an event of default under the Indenture relating to the Late SEC Report occurs, then the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare all unpaid principal of, premium, if any, and accrued interest on, all Notes to be due and payable immediately by providing a notice of acceleration.

In addition, as further detailed in the September Form 8-K, the Company’s failure to deliver its consolidated financial statements for the fiscal quarter ended June 30, 2020 by October 30, 2020 would constitute an event of default under the Credit Agreement. Upon an event of default which is not cured or waived, the Credit Agreement permits, among other remedies, the administrative agent (in its own discretion or upon written request by lenders holding a majority of the outstanding loans and revolving commitments under the Credit Agreement) to declare all principal, interest and other obligations thereunder immediately due and payable.

The Company does not expect to be able to file the Late SEC Report or otherwise deliver its consolidated financial statements for the fiscal quarter ended June 30, 2020 by the applicable deadlines under the Indenture and the Credit Agreement. Accordingly, the Company is seeking the consent of (a) holders of at least a majority of the outstanding aggregate principal amount of the Notes, to amend and/or waive certain provisions of the Indenture or forbear from exercising remedies in respect thereof and (b) lenders holding at least (1) a majority of the outstanding loans and revolving commitments under the Credit Agreement and (2) a majority of the revolving commitments under the Credit Agreement, to amend and/or waive certain provisions of the Credit Agreement or forbear from exercising remedies in respect thereof.

The foregoing summary of terms and provisions of the Indenture and the Credit Agreement is qualified in its entirety by reference to the full text of the Indenture and the Credit Agreement.

The Company also expects that the filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020 (the “Q3 SEC Report”) will be delayed as a result of the Company’s previously disclosed review of certain issues related to the recording and reporting of Cost of Telecommunications Services, certain intercompany transactions and related internal controls (the “Review”), which is continuing. The Company is unable to predict specific filing dates for the Late SEC Report and Q3 SEC Report at this time.

This Item 7.01 and Exhibit 99.1 attached hereto are being furnished and shall not be deemed “filed” for any purpose. This Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to this Item 7.01 and Exhibit 99.1 attached hereto in such filing.

Disclosures About Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. The above statements regarding the Company’s proposed Reorganization, sale of the Infrastructure Business, the anticipated timing of filing the Late SEC Report and Q3 SEC Report and the possibility of debt instruments being declared immediately due and payable constitute forward-looking statements that are based on the Company’s current expectations.

Because these forward-looking statements involve risks and uncertainties there are important factors that could cause future events to differ materially from those in the forward-looking statements, many of which are outside of the Company’s control. These factors include, but are not limited to, the effects on the Company’s business and clients of general economic and financial market conditions, as well as the following: (i) the Sellers and the Buyer may be unable to obtain the necessary approvals for the Reorganization or the Transaction from governmental authorities in a timely manner, on terms acceptable to the Sellers and the Buyer, or at all; (ii) the Company may be unable to obtain from its lenders or noteholders the forbearances, waivers, consents, releases or other agreements that may be necessary to prevent a default under the Credit Agreement or Indenture that may be necessary to satisfy the conditions to the closing of the Transaction, either on terms acceptable to the Company or at all; (iii) the Company may not be able to obtain the consent of certain parties to contracts with the Sellers and their subsidiaries that will be necessary to fully implement the Reorganization and the Transaction, on terms acceptable to the Company or at all; (iv) the Buyer may be unable to obtain financing sufficient to enable it to consummate the Transaction as required at the closing under the Purchase Agreement; (v) the potential failure to satisfy other closing conditions under the Purchase Agreement which may result in the Transaction not being consummated; (vi) the potential failure of the Company to realize anticipated benefits of the Transaction; (vii) risks from relying on the Buyer for various critical transaction services and network services for an extended period under the transition services agreement and the master services agreement contemplated by the Purchase Agreement; (viii) the potential impact of announcement or consummation of the Reorganization and the Transaction on relationships with third parties, including customers, employees and competitors;(ix) the ability to attract new customers and retain existing customers in the manner anticipated; (x) the Company’s internal control over financial reporting may be inadequate or have weaknesses of which the Company is not currently aware or which have not been detected, and which, among other things, could impact the Company’s ability to appropriately provide for the purchase price adjustment mechanisms in the Purchase Agreement; (xi) the Company may fail to satisfy certain covenants relating to financial statement delivery obligations and representations regarding the Company’s financial statements contained in its financing agreements without obtaining an amendment and/or waiver thereof, which may result in events of default under the Indenture and the Credit Agreement, and the acceleration of the Notes and the Company’s obligations under the Credit Agreement, and which may result in the Company being unable to satisfy its obligations thereunder; (xii) the Company is subject to risks associated with the actions of network providers and a concentrated number of vendors and clients; (xiii) the Company could be subject to cyber-attacks and other security breaches; (xiv) the Company’s network could suffer serious disruption if certain locations experience damage or as the Company adds features and updates its network; (xv) the Company is subject to risks associated with purchase commitments to vendors for longer terms or in excess of the volumes committed by the Company’s underlying clients, or sales commitments to clients that extend beyond the Company’s commitments from its underlying suppliers; (xvi) the Company may be unable to establish and maintain peering relationships with other providers or agreements with carrier neutral data center operators; (xvii) the Company’s business, results of operation and financial condition are subject to the impacts of the COVID-19 pandemic and related market and economic conditions; (xviii) the Company may be affected by information systems that do not perform as expected or by consolidation, competition, regulation, or a downturn in the Company’s industry; (xix) the Company may be liable for the material that content providers distribute over its network; (xx) the Company has generated net losses historically and may continue to do so; (xxi) the Company may fail to successfully integrate any future acquisitions or to efficiently manage its growth; (xxii) the Company may be unable to retain or hire key employees; (xxiii) the Company recently announced management changes and is currently conducting an executive search for a new permanent Chief Executive Officer; (xxiv) the Company is subject to risks relating to the international operations of its business; (xxv) the Company may be affected by future increased levels of taxation; (xxvi) the Company has substantial indebtedness, which could prevent it from fulfilling its obligations under its debt agreements or subject the Company to interest rate risk; and (xxvii) the completion of the Review and the completion and filing of the Late SEC Report and Q3 SEC Report may take longer than expected as a result of the timing or findings of the Review or the Company’s independent registered public accounting firm’s review process. The foregoing list of factors is not exhaustive. The Company does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements. For a discussion of a variety of risk factors affecting the Company’s business and prospects, see “Risk Factors” in the Company’s annual and quarterly reports filed with the SEC including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which have been filed with the SEC and are available on the Company’s website (www.gtt.net) and on the SEC’s website (www.sec.gov).

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits

2.1	Sale and Purchase Agreement, dated October 16, 2020, between (1) GTT Communications, Inc.; (2) its subsidiaries Global Telecom and Technology Holdings Ireland Limited, Hibernia NGS Limited and GTT Holdings Limited; and (3) Cube Telecom Bidco Limited.

99.1	Press Release dated October 16, 2020.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

[Signature Page Follows]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2020	GTT COMMUNICATIONS, INC.

/s/ Chris McKee
Chris McKee Secretary and General Counsel